Exhibit 10.14

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is entered into as of December 31, 2022, by and between Everbridge, Inc. (“Everbridge”) and Elliot J. Mark (“Consultant”). The parties hereby agree as follows:

1.
Engagement. Subject to the terms and conditions of this Agreement, Everbridge hereby engages Consultant as an independent agent and consultant to Everbridge, and Consultant hereby agrees to perform the services set forth herein and accepts such engagement.

2.
Duties, Term, and Compensation. Consultant’s duties, term of engagement, compensation and provisions for payment thereof are set forth in Exhibit A or a statement of work attached to this Agreement, which may be amended in writing from time to time with the consent of both parties, and which is incorporated by reference.

3.
Expenses. During the term of this Agreement, Consultant shall bill and Everbridge shall reimburse Consultant for all reasonable, out-of-pocket expenses pre-approved by Everbridge in writing and incurred in connection with the performance of the duties hereunder, but only upon presentation of sufficient evidence of such expenditures.

4.
Confidentiality. Consultant acknowledges that during the engagement Consultant will have access to and become acquainted with confidential information related to Everbridge’s business including, without limitation, product information, business methods, customer lists and preferences, supplier information, pricing and costing information, and business plans (collectively “Confidential Information”). Consultant agrees not to disclose any Confidential Information, directly or indirectly, or use any Confidential Information in any manner, either during the term of this agreement or at any time thereafter, except as required in the course of this engagement with Everbridge. All files, records, documents, and similar items relating to the business of Everbridge which contain Confidential Information shall remain the exclusive property of Everbridge. Consultant shall not retain any original or copies of the foregoing without Everbridge’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by Everbridge, Consultant shall immediately deliver to Everbridge all such files, records, documents, and similar items in Consultant’s possession or control.

Consultant recognizes that Everbridge has received and in the future will receive from third parties confidential or proprietary information of such third parties subject to a duty on the part of Everbridge to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that he owes Everbridge, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in confidence and not to disclose it to any person or entity or to use it except as necessary in carrying out the services.

5.
Conflicts of Interest; Representations. Consultant represents and warrants that Consultant is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between Consultant and any third party. During the term of this Agreement, Consultant shall devote as much of its productive time, energy and abilities to the performance of its duties hereunder as is necessary to perform the required duties in a timely and productive manner. Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services to be rendered by Consultant under this Agreement.

6.
Non-Solicit; Non-Interference. During the term of this Agreement, Consultant shall not either alone or in association with others (i) directly or indirectly solicit, or encourage to leave Everbridge’s employment or otherwise cease to provide Everbridge with contracted services, any employee, consultant, or contractor of Everbridge, or (ii) solicit competing business from or perform competitive services for any customer, vendor, supplier, partner, licensee or business relation of Everbridge or any of its subsidiaries or affiliates, or induce or attempt to induce, any such entity or individual to cease doing business with Everbridge or in any way interfere with the relationship between any such entity or individual and Everbridge.

7.
Termination. The Agreement will automatically terminate upon expiration of the term of the Agreement as set forth in Exhibit A or a statement of work attached hereto, unless renewed or extended pursuant to such exhibit or statement of work. . In addition, if Consultant is convicted of any crime or offense (including moral turpitude, dishonesty or otherwise related to the performance of Consultant’s duties), fails or refuses to comply with the written policies or reasonable directive of Everbridge, is guilty of serious misconduct in connection with performance hereunder, or materially breaches any provisions of this Agreement, as determined in Everbridge’s sole discretion, Everbridge at any time may terminate the engagement of Consultant immediately and without prior written notice to Consultant. For termination made pursuant to the previous sentence, Everbridge shall only owe Consultant for work performed and fees due as of the date notice of termination is provided, except as mutually agreed upon in writing by Everbridge and Consultant.

8.
Independent Contractor. It is understood and agreed to by the parties hereto that Consultant’s services shall be performed as an independent contractor and nothing in this Agreement should be construed to render Consultant an employee, partner or agent of Everbridge for any purpose. Consultant is and will remain an independent contractor in its relationship to Everbridge. Consultant is not the agent of Everbridge and is not authorized to make any representation, contract or commitment on behalf of Everbridge. Consultant shall have no claim against Everbridge hereunder or otherwise for any of the benefits which Everbridge may make available to its employees, such as but not limited to, vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits or employee benefits of any kind. It is further agreed and understood that no part of any compensation payable to Consultant hereunder shall be subject to withholding by Everbridge for the payment of any Social Security, federal, state or any other employee payroll taxes. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals.

9.
Notice. Any and all notices required or desired to be given under this Agreement by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, as follows:

If to Consultant:	If to Everbridge:
Elliot J. Mark	Everbridge, Inc.
Address	25 Corporate Drive
Address	Burlington, MA 01803
Attention: General Counsel

Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.

10.
Miscellaneous. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, if any. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver and any failure or neglect by either party to enforce any of the provisions hereof shall not be construed, nor shall be deemed to be a waiver of such party’s rights hereunder, nor in any way affect the validity of the whole or any part of this Agreement. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto. Consultant shall not assign any rights under this Agreement, or delegate the performance of any duties hereunder, without the prior written consent of Everbridge. This Agreement, including any Exhibits attached hereto, constitutes the entire understanding and agreement of the parties, and supersedes any and all agreements, understandings, promises and representations made or existing between the parties hereto, which shall have no further force and effect. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect. This Agreement shall be governed by, and construed and interpreted under, the laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles.

IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above.

EVERBRIDGE, INC.

By: /s/ David Granata	/s/ Elliot J. Mark
Name: David Granata	Name: Elliot J. Mark
Title: Senior Director - Procurement

EXHIBIT A

DUTIES, TERM, AND COMPENSATION

DUTIES:

During the term of this Agreement, Consultant shall assist Everbridge’s Chief Legal & Compliance Officer (the “CLCO”), the Legal Department, and the Compliance Department in the transition of Consultant’s duties to the CLCO and such departments, and/or to such third parties as the CLCO may designate. Consultant agrees to make himself reasonably available for telephone, conference call, and email consultation during the term set forth below on an average of ten (10) hours per month.

Consultant understands and agrees that time is of the essence with respect to the fulfillment of

Consultant’s duties under this Agreement.

TERM:

This engagement shall commence on January 1, 2023, and shall continue in full force and effect through May 31, 2023 (the “Term”).

COMPENSATION:

As full compensation for the services rendered pursuant to this Agreement, Everbridge shall permit Consultant to continue to vest into the restricted stock units “(RSUs”) previously granted by Everbridge to Consultant and which are due to vest during the Term, and such vesting will occur according to the vesting related terms under which the RSUs were granted and the Everbridge Severance Plan, to the extent applicable. In the event that Everbridge is acquired during the Term, then the entire amount of such outstanding RSU grants shall vest, according to the change-in-control related terms under which the RSUs were granted and the Everbridge Severance Plan, to the extent applicable. For hours in excess of the anticipated ten hours per month, Everbridge shall pay Consultant an hourly billing rate of $300 per hour.

For sake of clarity and avoidance of doubt, Consultant acknowledges and agrees that at no time is Consultant eligible for overtime pay or any other type of increased pay rate based on the number of hours worked. Such compensation shall be payable within 30 days of receipt of Consultant’s invoice for services rendered, which shall be submitted biweekly along with reasonable supporting documentation. Consultant shall not be eligible for compensation for time spent traveling to and from Everbridge facilities.

Everbridge will issue Consultant an IRS Tax Form 1099 for all services rendered under this Agreement. Consultant represents its Social Security Number/EIN to be provided via Form W-9.